SpectRx, Inc. (770) 242-8723

Contacts Bill Wells - Media

SpectRx, Inc. Reports Third Quarter 2006 Results

    Norcross, GA (December 27, 2006) -- SpectRx, Inc. (OTCBB: SPRX) today announced its operating results for the third quarter and nine months ended September 30, 2006.

    Revenue for the three months ended September 30, 2006, was $457,000 versus $174,000 for the same period last year.  For the nine months ended September 30, 2006, revenue was $791,000 versus $812,000 for the same period last year.   The increase in revenue for the quarter was due to an increase in our contract revenue for our ISF technology.

    The net loss attributable to common stockholders for the third quarter of 2006 was $1.2 million, or $0.10 per share, compared with a net loss attributable to common stockholders of $1.2 million, or $0.11 per share, in the comparable quarter of 2005.

    For the first nine months of this year, the net loss attributable to common stockholders was $4.1 million, or $0.35 per share, compared with a net loss attributable to common stockholders of $4.0 million, or $0.35 per share, for the first nine months of 2005.

About SpectRx, Inc.

    SpectRx, Inc. (OTCBB: SPRX) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring.  SpectRx markets the SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies.  SpectRx also plans to develop a consumer device for continuous glucose monitoring.  The company is commercializing its non-invasive cervical cancer detection technology through its subsidiary, Guided Therapeutics, Inc.  For more information, visit SpectRx's web sites at spectrx.com, mysimplechoice.com and guidedtherapeutics.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading "Risk Factors" in SpectRx's reports filed with the SEC, including SpectRx's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as amended, and subsequent quarterly reports.

Financial Tables

SpectRx, Inc.
Condensed Statement of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
In Thousands except per share data	2006	2005	2006	2005
Revenue	$457	$174	$791	$812
Cost of Sales	363	358	827	1,069
Gross Profit (Loss)	94	(184)	(36)	(257)

Expenses
Research & Development	492	441	1,618	1,337
Selling, General & Administrative	620	428	1,780	1,576
Expense on Sale of BiliChek Product Line	0	0	0	275
Total Operating Expenses	1,112	869	3,398	3,188

Operating Loss	(1,018)	(1,053)	(3,434)	(3,445)

Interest & Other Expense	(188)	(96)	(496)	(298)
Net Loss	(1,106)	(1,149)	(3,830)	(3,743)
Preferred Stock Dividends	(91)	(91)	(273)	(273)
Deemed Dividend on Preferred Stock	0	0	0	0

Net Loss Attributable to Common Stockholders	$(1,197)	$(1,240)	$(4,103)	$(4,016)

Basic & Diluted Net Loss per Share	($0.10)	($0.11)	($0.35)	($0.35)

Basic & Diluted Weighted Average Shares Outstanding	11,812	11,631	11,780	11,589

Selected Balance Sheet Data (Unaudited)
	September 30, 2006	December 31, 2005
Cash & Cash Equivalents	$122	$313
Working Capital	(10,813)	(6,774)
Total Assets	1,559	1,750
Accumulated Deficit	(66,496)	(62,666)
Stockholders' Deficit	(10,186)	(6,167)
Redeemable Preferred Stock, Long-term Portion	5,453	5,113